Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports Second Quarter 2013 Results

  Enrolled more than 9.5 million citizens in total by December 31, 2012;

  Revenue of $111 million, increased 29% in constant currency; and

  Fundamental EPS of $0.18 including $21 million of direct implementation and smart card costs.

JOHANNESBURG, February 7, 2013 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today announced results for the second quarter fiscal 2013.

Summary Financial Metrics

	Three months ended December 31,
			% change		% change
	2012	2011	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	111,442	92,058	21%		29%
GAAP net income	2,629	25,094	(90%	)	(89%	)
Fundamental net income (1)	8,051	17,677	(54%	)	(51%	)
GAAP earnings per share ($)	0.06	0.56	(90%	)	(89%	)
Fundamental earnings per share ($) (1)	0.18	0.39	(100%	)	(52%	)
Fully-diluted shares outstanding (‘000’s)	45,567	44,967	1%
Average period USD/ ZAR exchange rate	8.74	8.18	7%

	Six months ended December 31,
			% change		% change
	2012	2011	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	223,124	191,984	16%		26%
GAAP net income	9,373	44,862	(79%	)	(77%	)
Fundamental net income (1)	19,559	39,309	(50%	)	(45%	)
GAAP earnings per share ($)	0.21	1.00	(79%	)	(78%	)
Fundamental earnings per share ($) (1)	0.43	0.87	(100%	)	(46%	)
Fully-diluted shares outstanding (‘000’s)	45,578	45,026	1%
Average period USD/ ZAR exchange rate	8.46	7.82	8%

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q2 2013 and Q2 2012 results

  Unfavorable impact from the strengthening of the US dollar: The US dollar appreciated by 7% against the ZAR during Q2 2013 which negatively impacted our reported results;

  SASSA implementation costs: We continued implementing our SASSA contract during Q2 2013 and incurred additional implementation and staff costs; and

  Fiscal 2012 impacted by change in South African tax law: As a result of the change in South African tax law that replaced STC with a dividends withholding tax, Q2 2012 tax expense included a net taxation benefit of $11.8 million, as we recorded a $20.0 million deferred tax benefit which was offset by an $8.2 million foreign tax credit valuation allowance.

Comments and Outlook

“We enrolled 12 million citizens by the end of January as part of our SASSA implementation and remain on track to complete bulk enrollment by the end of March 2013,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “We continue to cooperate with the DOJ and SEC on their investigations, but as a result of these investigations, we are experiencing some adverse impact from the damage caused to our reputation, including our ability to execute certain aspects of our strategic plan. The Supreme Court will hear the appeal of the August 2012 High Court judgment on February 15. We believe we have a strong case and look forward to presenting our arguments to the Supreme Court,” he concluded.

“The successful implementation for SASSA is a one-off event and integral for the smooth transition and operation of South Africa's social welfare program. Given the critical importance of this roll out, and the higher number of beneficiaries required to be enrolled in the same time frame, our implementation costs are materially but proportionally higher than anticipated,” said Herman Kotzé, Chief Financial Officer of Net1. “As a result, in fiscal 2013, we expect fundamental earnings per share to be at least $0.95 assuming a constant currency base of ZAR 7.72/ $1 and using our fiscal 2012 share count of 45 million shares,” he concluded.

Progress of second phase of our SASSA contract implementation

We commenced the second phase of the enrollment process in early July 2012 and plan to be substantially complete by March 2013, in accordance with the enrollment plan agreed with SASSA. Under our agreement with SASSA, we have to enroll both the grant recipients (those individuals who receive the actual payment and are issued with our UEPS/EMV smart card), as well as the grant beneficiaries (those individuals who have qualified for the social grant, but are not necessarily the recipient of the grant). While the number of grant recipients on a national basis has consistently been quantified by SASSA at 9.4 million individuals, the number of beneficiaries is continually being revised by SASSA on an ongoing basis from an initial estimate of approximately 15.5 million, to the current estimate of approximately 21.6 million. In order to complete the second phase of the implementation on time, and given the significantly higher number of beneficiaries, we increased the number of temporary employees that we hired for the entire second quarter of fiscal 2013from 2,500 to approximately 5,500. The total number of temporary employees is significantly more than the 2,500 we previously expected at the beginning of fiscal 2013 as the actual number of individuals (grant recipients plus grant beneficiaries) that SASSA has asked us to enroll has increased substantially. During Q2 2013, we enrolled a further 2.7 million grant recipients and an additional 3.8 million beneficiaries.

During Q2 2013 we incurred direct implementation expenses of approximately $18.0 million (ZAR 157.1 million) including staff, travel, temporary infrastructure hire, fixed premises hire for enrollment and stationery costs. We are unable to quantify the value of time spent by our executives and pension and welfare operations managers and staff that service the five provinces in which we operated under the previous contract and that have assisted in the implementation of the national contract. Our implementation expenditure during Q2 2013 was materially higher than we had previously anticipated due to the significant number of grant recipients and beneficiaries that we enrolled during the quarter, especially in the rural and deep rural areas. In order to meet our enrollment obligations in accordance with the timetable agreed with SASSA we incurred higher than anticipated temporary infrastructure hire, travel and staff expenditures. We expect this level of expenditure to reduce slightly during the third quarter of fiscal 2013, as our efforts are now focused primarily on urban areas. We also expensed $3.0 million (ZAR 26.6 million) related to the cost of the UEPS/EMV smart cards issued during the quarter, which is not included in the $18.0 million (ZAR 157.1 million) above.

We also incurred approximately $0.7 million in capital expenditures related to the implementation during Q2 2013. Since inception of the implementation we have incurred cumulative capital expenditures of $25.2 million. We anticipate cumulative capital expenditures related to the ramp of our national contract to be in the $30 million range. We have lowered our expected capital expenditure range related to the implementation of our SASSA contract given the decision to expense the cost of smart cards rather than capitalize those costs.

When we signed our Service Level Agreement with SASSA in February 2012, we anticipated total cash outlays of approximately $68 to $95 million from February 2012 through March 2013, including direct implementation costs of $5-10 million per quarter, as well as capital expenditures of $45-50 million, in order to build our infrastructure, register 15.6 million beneficiaries and roll out our biometrically secure UEPS/EMV technology nationally. With one more quarter of bulk enrollment remaining, our total cash outlay to date has been $74 million for direct implementation expenses, smart card costs and capital expenditures. We therefore would be in-line with the mid-point of our initial total cash outlay range assuming the volume of enrollments had not changed. Having to register the incremental 6 million people and therefore employ our temporary staff for longer, should result in our total cash outlay being between $100 and $105 million by March 2013. We also expect that by the end of the bulk enrollment period, roughly 10-15% of beneficiaries would not have come for reregistration and therefore we would have to rely on SASSA's efforts to encourage those beneficiaries to re-register, which would require us to maintain at least some if not all of our enrollment infrastructure for a couple of months in Q4 2013. Given our enrollment experience to date however, we are unsure of what proportion of un-registered people would ultimately come for re-registration as some of the remainder may be duplicate recipients or recipients that do not exist altogether.

Results of Operations by Segment and Liquidity

Our frequently asked questions and operating metrics will be updated and posted on our website (www.net1.com).

South African transaction-based activities

Segment revenue was $60.8 million in Q2 2013, up 31% compared with Q2 2012 in USD and up 40% on a constant currency basis. In ZAR, the increases in segment revenue were primarily due to higher revenues earned under our new SASSA contract. Segment operating income margin was 3% and 34%, respectively, and declined primarily due to SASSA implementation costs. Excluding amortization of acquisition-related intangibles, Q2 2013 segment operating income margin was 6%, compared to 38% during Q2 2012.

International transaction-based activities

KSNET continues to contribute the majority of our revenues in this operating segment. Segment revenue was $33.1 million in Q2 2013, up 15% compared with Q2 2012 in USD and 23% on a constant currency basis. Operating margin for the segment is lower than most of our South African transaction-based businesses and was negatively impacted by continued competition in the Korean marketplace but was partially offset by increased revenue contributions from KSNET, NUETS’ initiative in Iraq and SmartSwitch Botswana and favorable currency movement between the Korean won and the US dollar. Excluding the amortization of intangibles but including the start-up costs referenced above, Q2 2013 operating income margin was 11% compared to 12% during Q2 2012.

Smart card accounts

Segment revenue was $8.2 million in Q2 2013, up 13% compared with Q2 2012 in USD and 21% on a constant currency basis. Q2 2013 segment operating income margin was 29%, compared to 45% during Q2 2012. We have reduced our pricing for smart card accounts after taking into consideration the lower price and higher volumes of the new SASSA contract.

Financial services

UEPS-based lending contributes the majority of the revenue and operating income in this operating segment. Segment revenue was $1.4 million in Q2 2013, down 26% compared with Q2 2012 in USD and 20% lower on a constant currency basis, principally due to a decrease in lending activities. Q2 2013 segment operating income margin was 72% compared with 53% during Q2 2012 primarily as a result of an improved margin in our UEPS-based lending book resulting from a better loss experience, offset by start-up expenditures related to Smart Life and other financial services offerings.

Hardware, software and related technology sales

Segment revenue was $7.9 million in Q2 2013, up 4% compared with Q2 2012 in USD and 12% on a constant currency basis. In constant currency, the increase in revenue and operating income resulted primarily from an increase in royalty fees, offset by a lower contribution from all other contributors to hardware and software sales. Excluding amortization of all intangibles, segment operating income margin was 10% compared to 12% during Q2 2012.

Cash flow and liquidity

At December 31, 2012, we had cash and cash equivalents of $38 million, down from $39 million at June 30, 2012. The decrease in our cash balances from June 30, 2012, was primarily from implementation costs and capital expenditures incurred to implement our SASSA contract, a scheduled repayment of our Korean debt and the acquisition of Pbel and SmartSwitch Botswana. For Q2 2013, net cash utilized by operating activities was $6.9 million compared with $6.2 million in Q2 2012.

Excluding the impact of interest received, interest paid under our Korean debt and taxes paid, the decrease in cash provided by operating activities resulted from significant implementation costs related to our SASSA contract, partially offset by cash generated from operations. Capital expenditures for Q2 2013 and 2012 were $5.6 million and $5.1 million, respectively, and have increased primarily due to acquisition of payment vehicles and other equipment for our new SASSA contract and payment processing terminals in Korea.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees, as well as (a) in fiscal 2013, DOJ and SEC investigations-related expenses and acquisition-related costs; and (b) in fiscal 2012, the effects of a change in South African tax law and the creation of a valuation allowance related to foreign tax credits, the profit on liquidation of SmartSwitch Nigeria and loss on sale of 10% of Smart Life. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the profit on sale of property, plant and equipment, net of related tax effects, the loss attributable to the sale of 10% of Smart Life and the profit on liquidation of SmartSwitch Nigeria. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted.

Conference Call

We will host a conference call to review Q2 2013 results on February 8, 2013, at 8:00 Eastern Time. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-605-3852 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on our homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on our website through March 1, 2013.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, Ghana and Iraq. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries while its MediKredit and XeoHealth subsidiaries provide its proprietary 5010 and ICD-10 compliant real-time claims adjudication system.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Six months ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$111,442	$92,058	$223,124	$191,984
EXPENSE
Cost of goods sold, IT processing, servicing and support	47,227	34,168	92,328	67,112
Selling, general and administration	48,756	28,872	96,008	55,929
Depreciation and amortization	10,487	8,790	20,491	17,869
OPERATING INCOME	4,972	20,228	14,297	51,074
INTEREST INCOME	2,589	1,820	5,680	3,817
INTEREST EXPENSE	2,023	2,355	4,094	4,971
INCOME BEFORE INCOME TAXES	5,538	19,693	15,883	49,920
INCOME TAX EXPENSE	2,971	(5,378)	6,700	5,174
NET INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	2,567	25,071	9,183	44,746
EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	54	19	182	104
NET INCOME	2,621	25,090	9,365	44,850
LESS (ADD) NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(8)	(4)	(8)	(12)
NET INCOME ATTRIBUTABLE TO NET1	$2,629	$25,094	$9,373	$44,862
Net income per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.06	$0.56	$0.21	$1.00
Diluted earnings attributable to Net1 shareholders	$0.06	$0.56	$0.21	$1.00

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
	Unaudited	(A)
	December 31,	June 30,
	2012	2012
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$38,116	$39,123
Pre-funded social welfare grants receivable	8,024	9,684
Accounts receivable, net of allowances of – December: $1,027; June: $788	105,104	101,918
Finance loans receivable	6,979	8,141
Deferred expenditure on smart cards	8,306	4,587
Inventory	9,869	6,192
Deferred income taxes	5,976	5,591
Total current assets before settlement assets	182,374	175,236
Settlement assets	414,621	409,166
Total current assets	596,995	584,402
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION OF – December: $85,023; June: $74,242	55,746	52,616
EQUITY-ACCOUNTED INVESTMENTS	1,192	1,508
GOODWILL	193,133	182,737
INTANGIBLE ASSETS, net	92,287	93,930
OTHER LONG-TERM ASSETS, including reinsurance assets	41,010	40,700
TOTAL ASSETS	980,363	955,893
LIABILITIES
CURRENT LIABILITIES
Accounts payable	12,881	13,172
Other payables	36,960	40,167
Current portion of long-term borrowings	15,221	14,019
Income taxes payable	5,317	6,019
Total current liabilities before settlement obligations	70,379	73,377
Settlement obligations	414,621	409,166
Total current liabilities	485,000	482,543
DEFERRED INCOME TAXES	20,999	20,988
LONG-TERM BORROWINGS	78,989	79,760
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	25,107	25,791
TOTAL LIABILITIES	610,095	609,082
COMMITMENTS AND CONTINGENCIES
EQUITY
NET1 EQUITY:
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury - December: 45,600,471;
June: 45,548,902	59	59
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury: December: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	159,002	155,350
TREASURY SHARES, AT COST: December: 13,455,090; June: 13,455,090	(175,823)	(175,823)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(65,282)	(75,722)
RETAINED EARNINGS	449,014	439,641
TOTAL NET1 EQUITY	366,970	343,505
NON-CONTROLLING INTEREST	3,298	3,306
TOTAL EQUITY	370,268	346,811
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$980,363	$955,893

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Six months ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In thousands)		(In thousands)
Cash flows from operating activities
Net income	$2,621	$25,090	$9,365	$44,850
Depreciation and amortization	10,487	8,790	20,491	17,869
(Earnings) Loss from equity-accounted investments	(54)	(19)	(182)	(104)
Fair value adjustments	1,000	(551)	707	(772)
Interest payable	1,117	2,113	2,309	3,775
Profit on disposal of property, plant and equipment	(86)	(26)	(86)	(34)
Net loss on sale of 10% of SmartLife	-	81	-	81
Profit on liquidation of SmartSwitch Nigeria	-	-	-	(3,994)
Realized loss on sale of SmartLife investments	-	-	-	25
Stock-based compensation charge	1,117	543	2,233	1,039
Facility fee amortized	76	83	164	199
Decrease in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	(5,061)	(19,044)	831	(15,795)
(Increase) Decrease in deferred expenditure on smart cards	(3,668)	(58)	(3,701)	(14)
Increase in inventory	(2,582)	920	(3,508)	601
(Decrease ) Increase in accounts payable and other payables	(4,939)	(2,679)	(6,288)	(2,348)
Increase (Decrease) in taxes payable	(6,032)	(7,355)	(594)	(10,962)
(Decrease) Increase in deferred taxes	(916)	(14,088)	(2,932)	(13,396)
Net cash provided by operating activities	(6,920)	(6,200)	18,809	21,020

Cash flows from investing activities
Capital expenditures	(5,597)	(5,120)	(12,050)	(9,586)
Proceeds from disposal of property, plant and equipment	251	174	356	268
Acquisition of Pbel, net of cash acquired	(230)	0	(2,143)	0
Acquisition of prepaid business, net of cash acquired	-	(4,481)	-	(4,481)
Acquisition of Smart Life, net of cash acquired	-	-	-	(1,673)
Settlement from former shareholders of KSNET	-	4,945	-	4,945
Repayment of loan by equity-accounted investment	-	30	3	63
Purchase of investments related to insurance business	-	-	-	(2,320)
Proceeds from maturity of investments related to insurance business	-	-	545	2,321
Net change in settlement assets	(72,835)	30,349	(12,056)	33,796
Net cash provided by (used in) investing activities	(78,411)	25,897	(25,345)	23,333

Cash flows from financing activities
Repayment of long-term borrowings	(7,307)	(7,185)	(7,307)	(7,185)
Proceeds from issue of common stock	-	0	240	0
Proceeds on sale of 10% of SmartLife	-	107	-	107
Acquisition of treasury stock	-	0	-	(1,129)
Net change in settlement obligations	72,835	(30,349)	12,056	(33,796)
Net cash used in financing activities	65,528	(37,427)	4,989	(42,003)
Effect of exchange rate changes on cash	375	(3,389)	540	(16,749)

Net increase in cash and cash equivalents	(19,428)	(21,119)	(1,007)	(14,399)
Cash and cash equivalents – beginning of period	57,544	101,983	39,123	95,263
Cash and cash equivalents – end of period	$38,116	$80,864	$38,116	$80,864

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended December 31, 2012 and 2011 and September 30, 2012

								Change – constant
				Change - actual				exchange rate(1)
				Q2 ‘13		Q2 ‘13		Q2 ‘13		Q2 ‘13
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q2 ‘13	Q2 ‘12	Q1 ‘13	Q2‘12		Q1 ‘13		Q2‘12		Q1 ‘13
Revenue:
SA transaction-based activities	$60,764	$46,448	$61,364	31%		(1%	)	40%		5%
International transaction-based activities	33,113	28,835	31,649	15%		5%		23%		11%
Smart card accounts	8,219	7,264	8,364	13%		(2%	)	21%		4%
Financial services	1,448	1,944	1,384	(26%	)	5%		(20%	)	11%
Hardware, software and related technology sales	7,898	7,567	8,921	4%		(11%	)	12%		(6%	)
Total consolidated revenue	$111,442	$92,058	$111,682	21%		0%		29%		6%

Consolidated operating (loss) income:
SA transaction-based activities	$1,933	$15,766	$6,400	(88%	)	(70%	)	(87%	)	(68%	)
Operating income excluding amortization	3,398	17,463	7,849	(81%	)	(57%	)	(79%	)	(54%	)
Amortization of intangible assets	(1,465)	(1,697)	(1,449)	(14%	)	1%		(8%	)	7%
International transaction-based activities	202	241	(171)	(16%	)	(218%	)	(10%	)	(225%	)
Operating income excluding amortization	3,515	3,369	2,981	4%		18%		12%		25%
Amortization of intangible assets	(3,313)	(3,128)	(3,152)	6%		5%		13%		11%
Smart card accounts	2,342	3,302	2,385	(29%	)	(2%	)	(24%	)	4%
Financial services	1,048	1,026	1,097	2%		(4%	)	9%		1%
Hardware, software and related technology sales	795	909	1,984	(13%	)	(60%	)	(6%	)	(58%	)
Operating income excluding amortization	878	997	2,072	(12%	)	(58%	)	(6%	)	(55%	)
Amortization of intangible assets	(83)	(88)	(88)	(6%	)	(6%	)	1%		(0%	)
Corporate/ Eliminations	(1,348)	(1,016)	(2,370)	33%		(43%	)	42%		(40%	)
Total operating income	$4,972	$20,228	$9,325	(75%	)	(47%	)	(74%	)	(44%	)

Operating income margin (%)
SA transaction-based activities	3%	34%	10%
International transaction-based activities	1%	1%	(1% )
International transaction-based activities excluding amortization	11%	12%	9%
Smart card accounts	29%	45%	29%
Financial services	72%	53%	79%
Hardware, software and related technology sales	10%	12%	22%
Overall operating margin	4%	22%	8%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the second quarter of fiscal 2013 also prevailed during the second quarter of fiscal 2012 and the first quarter of fiscal 2013.

Six months ended December 31, 2012 and 2011

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2013		F2013
			vs		vs
Key segmental data, in ’000, except margins	F2013	F2012	F2012		F2012
Revenue:
SA transaction-based activities	$122,128	$96,350	27%		37%
International transaction-based activities	64,762	59,090	10%		19%
Smart card accounts	16,583	15,516	7%		16%
Financial services	2,832	4,055	(30%	)	(24%	)
Hardware, software and related technology sales	16,819	16,973	(1%	)	7%
Total consolidated revenue	$223,124	$191,984	16%		26%

Consolidated operating income (loss):
SA transaction-based activities	$8,333	$35,949	(77%	)	(75%	)
International transaction-based activities	31	925	(97%	)	(96%	)
Operating income excluding amortization	6,499	7,355	(12%	)	(4%	)
Amortization of intangible assets	(6,468)	(6,430)	1%		9%
Smart card accounts	4,727	7,052	(33%	)	(28%	)
Financial services	2,145	2,437	(12%	)	(5%	)
Hardware, software and related technology sales	2,779	2,846	(2%	)	6%
Corporate/ Eliminations	(3,718)	1,865	(299%	)	(316%	)
Total operating income	14,297	$51,074	(72%	)	(70%	)

Operating income margin (%)
SA transaction-based activities	7%	37%
International transaction-based activities	0%	2%
International transaction-based activities excluding amortization	10%	12%
Smart card accounts	29%	45%
Financial services	76%	60%
Hardware, software and related technology sales	17%	17%
Overall operating margin	6%	27%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first half of fiscal 2013 also prevailed during the first half of fiscal 2012.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended December 31, 2012 and 2011

							EPS,
	Net income		EPS, basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2012	2011	2012	2011	2012	2011	2012	2011

GAAP	2,629	25,094	0.06	0.56	22,979	205,148	0.50	4.57

Intangible asset amortization, net .	3,640	3,656			31,817	29,893
Stock-based compensation charge	1,117	543			9,763	4,439
Facility fees for KSNET debt	76	110			664	899
DOJ and SEC investigations- related expenses	561	-			4,903	-
Acquisition-related costs	28	-			245	-
Change in tax law	-	(20,031)			-	(163,760)
Create FTC valuation allowance	-	8,232			-	67,298
Loss on sale of 10% of Smart Life .	-	73			-	597
Fundamental	8,051	17,677	0.18	0.39	70,371	144,514	1.55	3.22

Six months ended December 31, 2012 and 2011

							EPS,
	Net income		EPS, basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2012	2011	2012	2011	2012	2011	2012	2011

GAAP	9,373	44,862	0.21	1.00	79,268	350,808	1.74	7.80

Intangible asset amortization, net .	7,155	7,196			60,518	56,268
Stock-based compensation charge	2,233	1,040			18,885	8,132
Facility fees for KSNET debt	164	211			1,387	1,650
DOJ and SEC investigations- related expenses	561	-			4,744	-
Acquisition-related costs	73	-			617	-
Change in tax law	-	(18,315)			-	(150,373)
Create FTC valuation allowance	-	8,232			-	67,588
Profit on liquidation of subsidiary	-	(3,994)			-	(31,232)
Loss on sale of 10% of Smart Life .	-	77			-	602
Fundamental	19,559	39,309	0.43	0.87	165,419	303,443	3.63	6.74

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended December 31, 2012 and 2011

	2012	2011

Net income (USD’000)	2,629	25,094
Adjustments:
Loss on sale of 10% of Smart Life	-	73
Profit on sale of property, plant and equipment	(86)	(26)
Tax effects on above	24	7

Net income used to calculate headline earnings (USD’000)	2,567	25,148

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,545	44,935

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,567	44,967

Headline earnings per share:
Basic, in USD	0.06	0.56
Diluted, in USD	0.06	0.56

Six months ended December 31, 2012 and 2011

	2012	2011

Net income (USD’000)	9,373	44,862
Adjustments:
Profit on liquidation of SmartSwitch Nigeria	-	(3,994)
Loss on sale of 10% of Smart Life	-	77
Profit on sale of property, plant and equipment	(86)	(34)
Tax effects on above	24	10

Net income used to calculate headline earnings (USD’000)	9,311	40,921

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,530	44,995

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,578	45,026

Headline earnings per share:
Basic, in USD	0.20	0.91
Diluted, in USD	0.20	0.91